AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 3, 1997 ("Agreement"), by and among MITEK SYSTEMS, INC., a Delaware corporation ("Purchaser"), and TECHNOLOGY SOLUTIONS, INC., a Virginia corporation (the "Company"), and each of the following persons: Tony Cristofano, Liz Cristofano, Steve Chahal, and Laura Chahal (the foregoing persons, in their individual capacities are referred to herein collectively as the "Shareholders").

     WHEREAS, the respective Boards of Directors of Purchaser and the Company have approved the acquisition of substantially all of the assets of the Company and the assumption of certain liabilities of the Company by Purchaser (the "Reorganization"), subject to the terms and conditions of this Agreement;

     WHEREAS, the Company and the Purchaser have adopted this Agreement as a plan of reorganization under Section 368(a)(1)(C) of the Internal Revenue Code.

     NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE 1

                     THE REORGANIZATION AND RELATED MATTERS

     1.1. Definitions.

          (a) "Acquired Assets" means all right, title, and interest in and to all of the assets of the Company used in the business and operation of the Company, including (but not by way of limitation) all of its real and tangible personal property, cash, Intellectual Property, goodwill, leases, contracts, agreements, orders, accounts, notes, and other receivables, claims, deposits, prepayments, refunds, permits, licenses, books, records, files, documents and correspondence related to such assets and any other assets used in the business or operations of the Company. The Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Company as a corporation; (ii) the government contracts known as Bartleby 3 (MDA904-96-C-0962) and Cygnus (MDA904-97-C-0333) (the "Government Contracts"), any work derived from the Government Contracts, the accounts receivable derived from the Government Contracts, and any government-furnished equipment associated with the Government Contracts;
(iii) the following tangible assets: 2 desks, 2 tables, 2 chairs, and all miscellaneous (paper, pens, etc.) office supplies, 2 Pentium computers with 17" monitors; 1 Network Hub, 1 file cabinet, 2 three line phones, 1 LaserJet IV printer, 2 copies of any commercial software normally

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used in the development or support of the Government Contracts (i.e.,  Microsoft
Office 8.0, MSVC 5.0 and MSVB 5.0); and (iv) any of the rights of the Company under this Agreement.

          (b) "Assumed Liabilities" means (a) all obligations of the Company under the licenses, leases and contracts listed on Schedule 1.1(b), attached hereto, incurred on or after the Closing Date. Notwithstanding the foregoing, the Assumed Liabilities shall not include any other liability of the Company, including (but not by way of limitation): (i) any Liability of the Company for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby; (ii) any Liability of the Company for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; or (iii) any Liability or obligation of the Company under this Agreement.

          (c) "Intellectual Property" means all (a) domestic or foreign patents, patent applications, patent disclosures, improvements and licenses thereto,
(b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and licenses thereto, (c) copyrights and registrations and applications for registration thereof and licenses thereto, (d) mask works and registrations and applications for registration thereof and licenses thereto, (e) computer software, data, and documentation, and any licenses for such software, data and documentation,
(f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

          (d) "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          (e) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          (f) "Tax" means any federal, state, local, or foreign net income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, fee, assessment, charge or addition thereto, whether disputed or not, imposed upon the Company or any of its properties by any taxing authority.


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     1.2. Basic Transaction.

          (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Company, and the Company agrees to sell, assign, transfer, convey, and deliver to the Purchaser, Acquired Assets at the Closing for the consideration specified below in this Section 1.2.

          (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Purchaser will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Company not included within the definition of Assumed Liabilities.

          (c) Purchase Price. The Purchaser agrees to pay to the Company at the Closing Two Hundred Forty Thousand Dollars ($240,000) ("Cash Consideration") payable by wire transfer or delivery of other immediately available funds and Six Hundred Eighty-Five Thousand Seven Hundred Fourteen (685,714) shares of common stock, $0.001 par value, of Purchaser ("Stock Consideration," and together with the Cash Consideration, the "Purchase Price").

          (d) The Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Luce, Forward, Hamilton & Scripps, L.L.P., 600 West Broadway, Suite 2600, San Diego, California, 92101, at 10:00 a.m., local time, on June 3, 1997, or at such other time and place and on such other date as Purchaser and the Company shall mutually agree (the "Closing Date").

     1.3. Transfer of Title to the Acquired Assets. The sale, assignment, conveyance, transfer and delivery by the Company of the Acquired Assets shall be made at the Closing by appropriate bills of sale, assignments, endorsements, and such other appropriate instruments of transfer as shall be reasonably requested by the Purchaser or otherwise sufficient to vest in the Purchaser as of the Closing Date good and marketable title to the Acquired Assets that are owned, and a valid and assignable leasehold interest in the Acquired Assets that are leased by the Company, in each case free and clear of any liens, charges and encumbrances. Such instruments of assignment, conveyance, and transfer shall include without limitation a bill of sale transferring title to tangible Acquired Assets in the form of Schedule 1.3(a) hereto (the "Bill of Sale") and an assignment transferring title to intangible Acquired Assets substantially in the form of Schedule 1.3(b) hereto (the "Assignment"). Risk of loss of the Acquired Assets shall pass from the Company to the Purchaser at Closing.

     1.4. Employees. As of the Closing Date, the Purchaser will provide the Company with a list of those employees of the Company that the Purchaser intends to employ (the "Retained Employees"), provided that the Purchaser shall have no obligation to employ any employees nor any ongoing obligation to continue the employment of any such employees that it elects to employ for any specific term. The Company shall be solely responsible for any severance, termination payments or Liabilities incurred: (i) at any time, relating to any of the Company employees not employed by

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Purchaser;  and (ii) prior to the Closing Date, relating to any of the Company's employees which Purchaser employs regardless of when any claim or demand therefor may be made.

     1.5. Escrow Deposit. At the Closing, (i) the Shareholders shall enter into a pledge and escrow agreement substantially in the form attached as Schedule 1.5 (the "Escrow Agreement") with Purchaser, as escrow agent (the "Escrow Agent");
(ii) each of the Shareholders shall surrender to Purchaser's transfer agent his certificate(s) evidencing the Stock Consideration issued to him in the Reorganization, together with executed stock powers; and (iii) Purchaser's transfer agent shall be instructed to deliver to the Escrow Agent, to be held in escrow and pledged to Purchaser pursuant to the terms of the Escrow Agreement, a portion of the Stock Consideration, in proportion to the relative interests of the Shareholders, consisting of 50,000 shares of Purchaser Stock (the "Escrow Amount"). As provided in the Escrow Agreement, the Escrow Amount shall be applied towards any liabilities of the Shareholders arising under Article 5 hereof. The parties to this Agreement understand and agree to the terms of the Escrow Agreement which, when duly executed, shall be incorporated as part of this Agreement.

     1.6. Further Assurances. At any time and from time to time after the Closing, at the Purchaser's reasonable request and without further consideration, the Company and the Shareholders, as appropriate, promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Purchaser may reasonably request to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, the Acquired Assets and the Assumed
Liabilities, to put the Purchaser in actual possession and operating control thereof, to assist the Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.7. Collection of Acquired Assets. Subsequent to the Closing, Purchaser shall have the right and authority to collect all receivables and other items transferred and assigned to it by Company hereunder and to endorse with the name of Company any checks received on account of such receivables or other items, and Company agrees that it will promptly transfer or deliver to Purchaser from time to time, any cash or other property that Company may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character included in the Acquired Assets or any other items included in the Acquired Assets.


                                    ARTICLE 2

                          REPRESENTATION AND WARRANTIES

     2.1. Representations and Warranties of the Company and the Shareholders. Except as specifically disclosed by the Company and the Shareholders to Purchaser in this Agreement or in the Disclosure Memorandum attached hereto as Exhibit A (the disclosures in which shall be deemed to modify and qualify the following representations and warranties of the Shareholders), each Shareholder jointly and severally represents and warrants to and for the benefit of Purchaser as

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follows (and,  whenever a representation  and warranty is made "to the knowledge of the Shareholders", such representation and warranty shall be deemed to have been made based on both the actual knowledge of the Shareholders and on the knowledge which the Shareholders would have acquired had they conducted a reasonable inquiry of the subject matter of the representation and warranty):

          (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by its makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operation, business prospects or condition (financial or otherwise) (the "Condition") of the Company and its subsidiaries taken as a whole.

          (b) Authorization and Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and have been approved by the Shareholders, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes the valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors; rights generally, and general equitable principles. The Registration Rights and Stock Restriction Agreement in the form attached hereto as Schedule 2.1(b) (the "Registration Agreement"), when duly executed and delivered by the Shareholders, will constitute the valid and binding obligations of such Shareholders, enforceable against such Shareholders in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and general equitable principles.

          (c) Capitalization.

               (i) The authorized capital stock of the Company consists of 20,000 shares of Common Stock. As of the date of this Agreement, 20,000 shares of Common Stock are issued and outstanding and immediately prior to the Closing Date 20,000 shares of Common Stock will be issued and outstanding. All issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation

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of, any  preemptive  rights.  There are no other shares of capital  stock of the
Company authorized, issued or outstanding, and there are not as of the date hereof, and at the Closing Date there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company, except for the options identified on Schedule 2.1(c)(i) attached hereto (all of which options either will be exercised or canceled prior to the Closing Date, and any Common Stock issued in connection with such exercise(s), when so issued, will be validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights). All of the shares of Common Stock have the same voting and other rights.

               (ii) All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, options or claims whatsoever. No shares of capital stock of any of the Company's subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary. There are no restrictions of any kind which prevent the payment of dividends by any of the Company's subsidiaries. Except for the Company's subsidiaries set forth in the Disclosure Memorandum, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person, and neither the Company nor any of its subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.

               (iii) The Company has not made and as of the Closing Date will not have made any redemptions of, or distributions with respect to, any of its Common Stock.

          (d) Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the charter documents or the by-laws of the Company or of any of its subsidiaries;
(2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both) a

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default  (or give rise to any right of  termination,  cancellation,  payment  or acceleration) under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, result in the forfeiture of any rights, entitlements or privileges under, create any right or entitlement (including, without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound.

          (e) Company Financial Statements. The Company has delivered to Purchaser its unaudited consolidated financial statements for its two most recently completed fiscal years (the "Financial Statements"). The balance sheet of the Company as of the most recently completed fiscal year included in the Financial Statements is hereafter referred to as the "Balance Sheet." The Financial Statements are in accordance with the books and records of the Company (which books and records are true and correct in all material respects) and were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of the Company as of the dates thereof and the results of its operations, shareholders' equity and cash flows for the periods then ended. The Company has also delivered to Purchaser its unaudited interim financial statement consisting of a consolidated balance sheet as of its most recently completed quarter and a consolidated income statement and statement of cash flows for the period between the most recently completed fiscal year and the most recently completed quarter (the "Interim Financial Statements"). The Interim Financial Statements are in accordance with the books and records of the Company and are prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of the Company as of the date thereof and the results of its operations and cash flows for the period then ended. It is understood and acknowledged that the Financial Statements and the Interim Financial Statements will be included by Purchaser in a Registration Statement which Purchaser intends to file with the Securities and Exchange Commission.

          (f) Absence of Undisclosed Liabilities. Except as set forth in the Balance Sheet, neither the Company nor any of its subsidiaries has any outstanding claims against it, liabilities or indebtedness, contingent or otherwise, other than liabilities incurred subsequent to the date of the Balance Sheet in the ordinary course of business, consistent with past practices and, to the extent so incurred after said date are set forth in the balance sheet included in the Interim Financial Statements. Neither the Company nor any of the Shareholders knows or has any reason to know of any basis for the assertion against the Company or any of its subsidiaries of any liability of any nature or in any amount not fully reflected or reserved against in the Balance Sheet, on the balance sheet included in the Interim Financial Statements or expressly disclosed by this Agreement. The adjusted tax basis and the fair market value of the assets of the Company exceed the liabilities of the Company as of the date hereof and will exceed the liabilities of the Company as of the Closing Date.


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          (g) Accounts  Receivable.  The accounts  receivable  of the Company as reflected in the Balance Sheet and the balance sheet included in the Interim Financial Statements are, to the extent uncollected on the date of this Agreement, valid and existing and fully collectible through the use of ordinary collection procedures (net of reserves set forth in such financial statements as at such dates, which reserves were adequate and in an amount consistent with the Company's historical accounting policies), represent monies due for goods sold and delivered or services rendered and are subject to no refunds, discounts, rebates or other adjustments (except discounts for prompt payment given in the ordinary course of business) and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof. The Company has never factored any of its accounts receivable.

          (h) Inventories. The inventories reflected in the Balance Sheet and the balance sheet included in the Interim Financial Statements were, and those reflected on the books of the Company since such dates have been, determined and valued in accordance with generally accepting accounting principles applied on a consistent basis as reflected in the Balance Sheet and the balance sheet included in the Interim Financial Statements. Inventories of the Company consist of items which are good and merchantable, and are of a quality and quantity presently usable or salable in the ordinary course of business, subject to such amount of the reserves applicable thereto as are on the books of the Company as of the date of the Balance Sheet.

          (i) All Assets of Business; Condition of Acquired Assets. The Acquired Assets constitute all of the assets used to conduct the Business. All of the tangible assets and all leasehold improvements included in the Acquired Assets are in good repair, have been well maintained, conform with all applicable ordinances, regulations and zoning, environmental and other laws, regulations and ordinances (except to the extent that any nonconformance would, individually or in the aggregate, not have a material adverse effect on the Acquired Assets or the business of the Company) and do not encroach on property of others, and all machinery and equipment included in the Acquired Assets is in good working order.

          (j) Title to Properties; Encumbrances. The Company and each of its subsidiaries has good, valid and marketable title to (i) all its tangible properties and assets (real and personal), including, without limitation, all the tangible properties and assets reflected in the Balance Sheet and the balance sheet included in the Interim Financial Statements, except as indicated in the notes thereto and except for tangible properties and assets reflected in such balance sheets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practices, and (ii) all the tangible properties and assets purchased by the Company and any of its subsidiaries since the date of the Interim Financial Statements, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practices, in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (1) liens reflected in the Balance Sheet and the balance sheet included in the Interim Financial Statements, or disclosed in the Disclosure Memorandum, (2) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of,

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such property by the Company or any of its  subsidiaries in the operation of its respective business and (3) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent. The Disclosure Memorandum contains an accurate list and summary description of all real estate and personal property (with a unit value in excess of $1,000) owned and leased by the Company or any of its subsidiaries.

          (k) Absence of Certain Changes and Events. Since the date of the Balance Sheet (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole; (ii) the businesses of the Company and each of its subsidiaries have been conducted in the ordinary course consistent with past practices; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement; (iv) the Company and its subsidiaries have not increased the compensation of any officer or granted any salary or benefits increase to its officers; (v) neither the Company nor any of its subsidiaries has taken any action referred to in Section 3.3 hereof; (vi) the Company has not issued or sold any capital stock or other securities of any kind; (vii) the Company has not declared, paid or set aside for payment any divided or other distribution (payable in cash, securities or other property) in respect of its capital stock or other securities; and (vii) the Company has not split, combined, reclassified, redeemed, purchased or otherwise acquired any capital stock or other securities of the Company.

          (l) Minute Books. The minute books of the Company and its subsidiaries, as previously made available to Purchaser and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the shareholders and Boards of Directors of the Company and its subsidiaries.

          (m) Compliance with Laws. The Company and its subsidiaries are in substantial compliance with all applicable laws, regulations, orders, judgments and decrees. Without limiting the generality of the foregoing, (a) the Company and its subsidiaries have substantially complied with each, and, to the knowledge of the Shareholders, are not in violation of any, federal, state or local law, statute, regulation, permit provision or ordinance, relating to the generation, handling, storage, transportation, treatment or disposal of chemicals, toxic substances, solid wastes, hazardous wastes and hazardous substances (the "Environmental Laws"); (b) the Company and its subsidiaries have obtained and complied with all necessary permits and other approvals, including interim status under the Resource Conservation and Recovery Act, as amended ("RCRA"), necessary to store, treat, dispose of and otherwise handle hazardous wastes and hazardous substances and have reported, to the extent required by any Environmental Law, all past and present sites owned, leased or operated by the Company or any of its subsidiaries where hazardous wastes or hazardous substances, if any, have been treated, stored or disposed; and (c) to the knowledge of the Shareholders, there are no locations at any sites currently or previously owned, leased or operated by the Company or any of its subsidiaries where hazardous wastes or hazardous substances have entered into the soil, surface water or groundwater. To the knowledge of the Shareholders, there are no on-site or off-site locations to which the Company or any of its subsidiaries have transported chemicals, toxic substances, hazardous wastes or hazardous substances or arranged for their transportation, which site is the subject of any federal, state or local enforcement action or other investigation under any environmental Laws, which may lead to claims against the Company or any of its subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and
Liability  Act  of  1980,  as  amended  ("CERCLA").  To  the  knowledge  of  the
Shareholders, no polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on any sites owned, leased or operated by the Company or any of its subsidiaries and no asbestos or materials containing asbestos are present on any sites owned, leased or operated by the Company or any of its subsidiaries. The Disclosure Memorandum contains lists or summary descriptions of the following insofar as they affect or relate to any sites owned or operated by the Company or any of its subsidiaries:

               (i) All federal, state, and local permits relating to hazardous wastes or hazardous substances held by the Company or any of its subsidiaries;

               (ii) All hazardous wastes or hazardous substances generated at any sites owned, leased or operated by the Company or any of its subsidiaries;

               (iii) Identification of where and how such wastes or substances, if any, were generated, handled, stored, treated and disposed;

               (iv) All transporters used to transport hazardous wastes or hazardous substances from any sites owned, leased or operated by the Company or any of its subsidiaries to off- plant sites; (v) All off-site locations where, to the knowledge of the Shareholders, hazardous wastes or hazardous substances generated at any sites owned, leased or operated by the Company or any of its subsidiaries were transported for treatment, storage or disposal;

               (vi) All variances, notices or violation, compliance orders or judgments against the Company involving any environmental matters; (vii) Any locations at any sites currently or previously owned, leased or operated by the Company or any of its subsidiaries where, to the knowledge of the Shareholders, hazardous wastes or hazardous substances have been generated, handled, stored, treated or disposed;

               (viii) All notices given by the Company or any of its subsidiaries to any governmental agency or authority about discoveries of problems associated with hazardous wastes and hazardous substances at any sites currently or previously owned, leased or operated by the Company or any of its subsidiaries, including copies of all spill reports, all reports submitted by the Company or any of its subsidiaries pursuant to environmental permits, information supplied in response to inquiries from federal, state or local agencies, and any requests submitted to the Company or any of its subsidiaries by the United States Justice Department, the United States Environmental Protection Agency or state agencies pursuant to CERCLA, RCRA or applicable state laws regarding the hazardous wastes or hazardous substances the Company or any of its subsidiaries has generated in the past and where those wastes and substances are disposed; and

               (ix) To the knowledge of the Shareholders, all underground storage tanks located on any site currently owned, leased or operated by the Company or any of its subsidiaries.

     For purposes of this Section 2.1(l), the term "hazardous wastes" shall have the meaning given to such term in RCRA and the regulations promulgated thereunder, and the term "hazardous substance" shall have the meaning given to such term in CERCLA and the Clean Water Act and the regulations promulgated thereunder.

          (n) Material Contracts. The Disclosure Memorandum contains a list of all Contracts (as defined below) of the following types to which the Company or any of its subsidiaries is as of the date of this Agreement a party: (a) each contract of employment of any officer, employee or consultant or with any labor union or association; (b) each contract or series of related contracts involving payments either individually or in the aggregate in excess of $15,000 in or pursuant to which any person who is or was an officer, director, stockholder or employee of the Company or any of its subsidiaries has a material interest; (c) each contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business; (d) each contract continuing for a period of more than one year from its date involving payments in excess of $15,000 in any year or $50,000 in the aggregate; (e) each contract for charitable contributions in excess of $1,000; (f) each contract for the sale and/or installation of any equipment where the purchase price for such equipment is not less than $10,000, and each contract for equipment maintenance involving total payments of not less than $10,000, including each contract for the sale and/or installation of any equipment where such sale and/or installation has been completed but the Company has a continuing obligation, contingent or otherwise; (g) each contract for capital expenditures or for the purchase of materials, supplies, equipment or services involving payments in excess of $10,000; (h) each license or royalty agreement (other than standard software manufacturer's licenses included in the packaged software sold by the Company or under which the Company's use of software in its own business operations is licensed); (i) each distribution, dealer, reseller, manufacturer's representative, sales agency or franchise agreement; (j) each contract relating to advertising, promotion or public relations, or with any contractor or subcontractor, not terminable without penalty by the Company or such subsidiary on 30 days' or less notice; (k) each contract with any government or agency or instrumentality thereof; (l) each option to purchase any of the Companies' assets, properties or rights; (m) each agreement under which price discounts have been granted to customers other than in the ordinary course of business;
(n) each contract with respect to the discharge or removal of effluent, hazardous wastes or pollutants of any nature; (o) any other contract or series of related contracts involving payments in the aggregate of more than $10,000;
(p) each contract containing covenants not to compete in any business or geographical area or not to use or disclose any information in the possession of the Company or any of its subsidiaries; (q) all contracts for the leasing or rental of real or personal property; and (r) any other contract not made in the ordinary course of business. "Contract" shall mean any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, franchise, note, bond, lien, instrument, plan, permit or license. The Company has delivered to Purchaser true and correct copies of each document listed in the Disclosure Memorandum and a written description of each material oral arrangement so listed.

     As of the date of this Agreement, all such Contracts are, and as of the Closing Date will be, valid, enforceable in accordance with their terms and in full force and effect, and, to the knowledge of the Shareholders, neither the Company nor any of its subsidiaries is, and as of the Closing Date neither the Company nor any such subsidiary will be, in default thereunder. Neither the Company nor any subsidiary has, as of the date of this Agreement, received notice that any party to any such contract intends to cancel or terminate such contract.

          (o) Litigation. Except as disclosed in the Disclosure Memorandum, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of the Shareholders, any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Shareholders, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Shareholders, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding.

          (p) Employment Relations and Agreements. Each of the Company and its subsidiaries is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The Company has not experienced any material labor difficulty since December 31, 1994.

          (q) Relations with Certain Vendors. The Company and its subsidiaries have maintained and, to the knowledge of the Shareholders, have good working relationships with each of its vendors and suppliers, and none of the vendors or suppliers has brought, taken or threatened to bring or take any action or proceeding or adverse act or position against the Company or any of its subsidiaries. The Company's relations with its vendors and suppliers will not be adversely affected by the consummation of the Merger.

          (r) Taxes. For any period ending on or before the Closing Date:

               (i) The Company has duly and timely filed or will file with any federal, state, local or foreign governmental taxing authority, body or agency, all federal, state, local and foreign tax returns, declarations, reports, estimates, information returns and statements (collectively, "Returns") required to be filed or sent by or on behalf of the Company and all such Returns are or will be true, correct and complete. The Company and each of the Shareholders has paid in full all Taxes (as hereinafter defined) and any penalties, interest, fines or other charges entered with respect thereto which are due and payable. All Taxes not yet due and payable have been reserved for or withheld.

The Company has had a valid election to be taxed as an "S Corporation" since its inception and through the Closing Date.

               (ii) The Company has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes including without limitation, with respect to social security and unemployment compensation, relating to its employees, and has properly remitted all withheld amounts required to be remitted to the appropriate taxing authority, agency or body.

               (iii) The Returns filed by the Company have not been audited by any federal, state or local taxing authority with respect to any item or income, loss, deduction or credit attributable to the operations of the Company or otherwise except as disclosed in the Disclosure Memorandum.

               (iv) No deficiency for any Taxes has been proposed, asserted or assessed against the Company which is attributable to the operations of the Company and which has not been resolved and paid in full or fully reserved for in the Financial Statements. Neither the Company nor the Shareholders has received any outstanding and unresolved notices from the Internal Revenue Service or other state, local or foreign taxing authority, agency or body of any proposed examination or of any proposed change in reported information relating to the Company. Except as set forth in the Disclosure Memorandum (which sets forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign suit, action, claim, investigation, inquiry, audit or other administrative or court proceeding is pending with regard to any taxes or Returns.

               (v) No waiver or comparable consent given by the Company regarding the application of the statute of limitations with respect to any taxes or Returns is outstanding, nor, to the knowledge of the Shareholders, is any request for any such waiver or consent pending.

               (vi) There are no liens for Taxes upon any assets of the Company other than property tax liens for property taxes not yet due or delinquent.

               (vii) Except as disclosed in the Disclosure Memorandum, the Company has not requested any extension of time within which to file any Return, and has not failed to file a Return prior to the expiration of any such extended time period.

               (viii) The Company is not a United States real property holding corporation and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during any period specified in
Section 897(c)(1)(A)(ii) of the Code.

               (ix) The Company is not a party to any agreement providing for the allocation or sharing of Taxes.

               (x) The Company has not agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code for any period ending after the Closing Date by reason of a change in accounting method or otherwise.

               (xi) None of the assets of the Company is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

               (xii) The Company is not a party to any venture partnership, contract or arrangement under which it could be treated as a partner, for federal income tax purposes.

               (xiii) The Company has no permanent establishment located in any tax jurisdiction other than the United States and is not liable for the payment of taxes levied by any such jurisdiction located outside the United States.

               (xiv) Neither the Company nor the Shareholders has participated in an international boycott within the meaning of Section 999 of the Code.

               (xv) The Company is not an "investment company" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

               (xvi) All of the Assumed Liabilities of the Company were incurred by the Company in the ordinary course of business. The fair market value of the Acquired Assets equals or exceeds the Assumed Liabilities.

               (xvii) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               (xviii) There is no plan or intention by any of the Shareholders to sell, exchange, or otherwise dispose of a number of shares of Purchaser Stock to be received by them hereunder that would reduce the Shareholders' ownership of Purchaser Stock to a number of shares having a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the outstanding shares of common stock of the Company ("Company Common Stock") as of the Closing Date. For the purposes of this representation, the shares of Company Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Purchaser Stock will be treated as outstanding shares of Company Common Stock on the Closing Date. Moreover, the shares of Company Common Stock and shares of Purchaser Stock held by Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Closing Date will be considered in making this representation.

               (xix) The Company will pay its respective expenses incurred in the Reorganization.

               (xx) The Company will distribute the Stock Consideration and Cash Consideration in pursuance of this Agreement.

               (xxi) The fair market value of the Acquired Assets exceeds ninety percent (90%) of the fair market value of the net assets of the Company and seventy percent (70%) of the fair market value of the gross assets of the Company as of the Closing Date. For purposes of this representation, amounts used to pay the Company's expenses of the Reorganization and amounts paid by the Company to Shareholders who receive cash or other property in the Reorganization immediately prior to the Closing Date will be included in the assets of the Company as of the Closing Date.

          (s) Intellectual Properties. The Company and its subsidiaries own or have the right to use all Intellectual Property necessary to the operation of its business. The Disclosure Memorandum contains an accurate and complete list of all Intellectual Property which is of importance to the operation of the business of the Company and its subsidiaries. Unless otherwise indicated in the Disclosure Memorandum, the Company or one of its subsidiaries owns the entire right, title and interest in and to the Intellectual Property listed in the Disclosure memorandum used in the operation of its respective business
(including,  without  limitation,  the  exclusive  right to use and  license the same)and each item constituting part of the Intellectual Property which is owned by the Company or one of its subsidiaries and listed in the Disclosure Memorandum has been, to the extent indicated in the Disclosure Memorandum, duly registered with, filed in or issued by, as the case may be, the United States Patent and trademark Office or s such other government entities, domestic or foreign as are indicated in the Disclosure Memorandum, and such registrations, filings and issuances remain in full force and effect. Except as stated in
Disclosure  Memorandum,  there  are  no  pending  or,  to the  knowledge  of the
Shareholders,  threatened  proceedings  or litigation  or other  adverse  claims affecting or with respect to the Intellectual Property. The Disclosure Memorandum lists all notices or claims currently pending or received by the Company or any of its subsidiaries during the past two years which claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by the Company or any of its subsidiaries of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the knowledge of the Shareholders, no person or entity is infringing the Intellectual Property.

          (t) Insurance. The Disclosure Memorandum sets forth a list of all policies or binders of fire, liability, product liability, worker's compensation, vehicular or other insurance held by or on behalf of the Company or any of its subsidiaries (specifying for each such insurance policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than $5,000 and setting forth the aggregate amounts paid out under each such policy through the date hereof). Such policies and binders are valid, in full force and effect and provide coverage reasonably believed by the Shareholders to be adequate to protect the Company and its subsidiaries against all insured hazards.

          (u) Transactions with Management. No director, officer, corporate employee or shareholder beneficially owning 5% or more of the total number of issued and outstanding shares of Common Stock: (i) has any contractual relationship with the Company the liabilities under which are not reflected in the Financial Statements; (ii) has any direct or indirect interest in any right, property or assets which is used by the Company or any of its subsidiaries in the conduct of its or their business; (iii) owns any securities of, or has any material direct or indirect interest in, any entity which does business with the Company or any of its subsidiaries; or (iv) is a party to any agreement, arrangement or commitment or is a party to any pending action or proceeding which could interfere with the performance of such Person's duties to the Company.

          (v) Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the panties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.

          (w)  Statements  and Other  Documents  Not  Misleading.  Neither  this
Agreement, including all Schedules, the Disclosure Memorandum, nor any other document or instrument heretofore or hereafter furnished by the Company in connection with the transactions contemplated hereby, contains or will contain any untrue statement of any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to the Shareholders which may materially adversely affect the Condition which has not been set forth in this Agreement, the Disclosure Memorandum or the Schedules.

     2.2. Representations and Warranties of Shareholders. Each of the Shareholders represents and warrants, on a several basis, to and for the benefit of Purchaser that: (i) he is a resident of the State set forth opposite his name in Schedule 2.2(i) attached hereto; (ii) he has full power and authority to vote his shares of Common Stock and make, enter into and carry out the terms of this Agreement, has not granted the right to vote such shares to any other person or entity during the term of this Agreement, will not, and will not permit any entity under his control to, deposit any of his shares in a voting trust or subject any of such shares to any arrangement or agreement with respect to the voting of such shares, other than as provided in this Agreement; (iii) he is acquiring the shares of Purchaser Stock pursuant to the Reorganization solely for his own account, for investment purposes, and pursuant to an exemption from the registration requirements under applicable federal and state securities laws; (iv) he is aware that such shares of Purchaser Stock have not been registered with federal or state securities regulatory agencies in reliance upon exemptions from the registration requirements under applicable federal and state laws; (v) he acknowledges and agrees that such shares of Purchaser Stock may not be sold, pledged, hypothecated or otherwise transferred or disposed of without registration under federal and applicable state securities laws or exemption therefrom; (vi) he agrees that the certificates representing such shares of Purchaser Stock may be inscribed with a legend to reflect the foregoing restrictions on transferability; (vii) because of the restrictions on the transferability of such shares of Purchaser Stock, he acknowledges that he may be required to bear the economic risk of holding such shares for an indefinite period of time; (viii) he has received and reviewed copies of the Commission Filings (as defined in Section 2.3(f) hereof); (ix) he and his advisers (if any) have been afforded the opportunity to ask such questions and obtain such additional information concerning Purchaser and its business and affairs as he and any such advisers have considered necessary to enable them to understand the nature of his investment in the shares of Purchaser Stock issuable pursuant to the Reorganization and to verify the accuracy of information obtained by them from Purchaser; (x) none of the shares of Purchaser Stock issuable to him in the Reorganization will, immediately following the Closing Date, be subject to a "put" or "call" option (other than any call option that may be deemed to exist by virtue of the Escrow Agreement); and (xi) the Shareholders will bear their respective expenses incurred in the Reorganization. In addition, the Shareholders represent and warrant, on a several basis, to and for the benefit of Purchaser, that they have no knowledge of any plan or intention to sell or otherwise dispose of a number of shares of Purchaser Stock issuable in the Reorganization that will reduce their aggregate ownership of such shares of Purchaser Stock to a number of shares having, in the aggregate, a Computed Value (as defined below) as of the Closing Date of less than fifty percent (50%) of the total fair market value of the Company Stock outstanding immediately before the Closing Date. As used herein, the term "Computed Value" means, with respect to a share of Purchaser Stock, the closing price of a share of Purchaser Stock, as reported by NASDAQ on the Closing Date. Finally, each of the Shareholders represents and warrants, on a joint and several basis, and each of the other Shareholders represents and warrants on a several basis with respect to himself, that the following table accurately sets for the securities of the Company beneficially owned by the Shareholders:


Name                                   Shares of Common Stock
Liz Cristofano                                10,200
Laura Chahal                                   9,800

     2.3. Representations and Warranties of Purchaser. Purchaser represents and warrants to and for the benefit of the Company and the Shareholders as follows:

          (a) Due Organization; Good Standing and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authorization and Validity of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Registration Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Registration
Agreement by Purchaser and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board of Directors of Purchaser. No other corporate action on the part of Purchaser is necessary under the DGCL or under the Certificate of Incorporation or By-laws of Purchaser to authorize the execution, delivery and performance by Purchaser of this Agreement and the Registration Agreement and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and general equitable principles.

          (c) Capitalization of Purchaser. As of the date of this Agreement, the authorized capital stock of Purchaser consists of 20,000,000 shares of Common Stock, $0.001 par value per share, (referred to herein as "Purchaser Stock") and 1,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"). As of the date of this Agreement, no shares of Preferred Stock are issued and outstanding, and 10,087,373 shares of Purchaser Stock are issued and outstanding, all of which have been validly issued and are fully paid and nonassessable. As of the date of this Agreement, no shares of Purchaser Stock are held in the treasury of Purchaser or by its subsidiaries. 276,917 shares of Purchaser Stock have been reserved for issuance upon exercise of outstanding options awarded under Purchaser's 1986 Stock Option Plan (the "1986 Plan"; 415,000 shares of Purchaser Stock have been reserved for issuance upon exercise of outstanding options awarded under Purchaser's 1988 Stock Option Plan (the "1988 Plan") and 282,500 shares of Purchaser Stock have been reserved for issuance upon exercise of options awarded under Purchaser's 1996 Stock Option Plan the "1996 Plan"). In addition, 361,250 shares of Purchaser Stock have been reserved for issuance upon exercise of warrants granted by Purchaser to underwriters and others (the "Warrants"). Except for options granted under the 1986, 1988 and 1996 Plans and the Warrants, as of the date of this Agreement, there are no options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Purchaser Stock pursuant to which Purchaser is or may become obligated to issue shares of Purchaser Stock. All of the shares of Purchaser Stock have the same voting and other rights.

          (d) Validity of Shares to be Issued. The shares of Purchaser Stock to be issued by Purchaser in the Reorganization pursuant to Article 1 hereof have been duly authorized and, when issued by Purchaser in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and not subject to preemptive rights of Purchaser's shareholders.

          (e) Consents and Approvals. Assuming the requirements of this Agreement are met, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not:
(1) violate any provision of the charter documents or by-laws of Purchaser; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of its properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than the filing of a Form D with the Commission and any necessary state "blue-sky" filings; or (4) result in a violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of purchaser under, result in the forfeiture of any rights, entitlements or privileges under, create any right or entitlement (including, without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Purchaser or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound.

          (f) Reports and Financial Statements. Since January 1, 1996, Purchaser has filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all such forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. Purchaser has heretofore made available to the Company and the Shareholders true and complete copies of all forms, reports, documents, amendments thereto and other filings filed by Purchaser with the Commission since September 30, 1996 (such forms, reports, documents and other filings, together with any amendments thereto, are listed on Schedule 2.3(f) attached hereto and are collectively referred to herein as the "Commission Filings"). As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Purchaser for its fiscal year ended September 30, 1996, included in the Commission Filings (the "Purchaser Audited Financial Statements"), were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of Purchaser as of the dates thereof and the results of its operations, shareholders' equity and cash flows for the period then ended. The unaudited financial statements of Purchaser for the six-month period ended March 31, 1997, included in the Commission Filings, have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of Purchaser as of March 31, 1997 and the results of its operations, shareholders' equity and cash flows for the six-month period then ended in accordance with generally accepted accounting principles consistently applied.

          (g) Absence of Certain Changes and Events. Except as expressly disclosed in the Commission Filings, since September 30, 1996, there has not been any material adverse change in the Condition of Purchaser.

          (h) Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of Purchaser, any investigation by) any governmental or other instrumentality or agency, pending, or, tot he knowledge of Purchaser, threatened, against or affecting Purchaser or any of its subsidiaries, or any of their properties or rights, the outcome of which, if adverse to Purchaser, would have a material adverse effect on the Condition of Purchaser and its subsidiaries, taken as a whole. There are no such suits, actions, claims proceedings or investigations pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Neither Purchaser nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding.

          (i)  Form   S-3   Eligibility.   Purchaser   meets   the   "Registrant
Requirements" set forth in Instruction I.A of the General Instructions for the use of Form S-3 (Registration Statement under the Securities Act of 1933).

          (j) Broker's or Finder's Fee. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.

          (k) Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules, nor any other document or instrument heretofore or hereafter furnished by Purchaser to the Company in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to Purchaser which may materially adversely affect the Condition of Purchaser which has not been set forth in this Agreement, the Schedules hereto or the Commission Filings.

                                    ARTICLE 3

                                    COVENANTS

     3.1. Access to Information; Notice of Changes.

          (a) During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford Purchaser, and its counsel, accountants and other authorized representatives, reasonable access during normal business hours to the properties, books and records of the Company and its subsidiaries in order that it may have the opportunity to make such investigations as it shall desire of the affairs of the Company and its subsidiaries; such investigation shall not, however, affect the representations and warranties made by the Shareholders in this Agreement, except to the extent provided in Section 3.12 hereof. The Company agrees to cause its officers and employees, and to use its best efforts to cause its independent accountants, to furnish such additional financial and operating data and other information and respond to such inquiries as Purchaser shall from time to time reasonably request and to consult with Purchaser on all matters respecting its business and operations. During the period commencing on the date hereof and ending on the Closing Date, the Company shall deliver to Purchaser its monthly financial statements as promptly as practicable after the end of each calendar month (and, in any event, within thirty days after the end of each month).

          (b) During the period commencing on the date hereof and ending on the Closing Date, the Company shall promptly notify Purchaser in writing of any and all occurrences which, if they had occurred prior to execution of this Agreement, would have caused the representations and warranties of the Company or Shareholders contained in Section 2.1 and the Schedules and Disclosure Memorandum delivered in conjunction therewith to be incorrect in any material respect.

          (c) During the period commencing on the date hereof and ending on the Closing Date, Purchaser shall promptly notify the Company in writing of any and all occurrences which, if they had occurred prior to execution of this Agreement, would have caused the representations and warranties of Purchaser contained in Section 2.3 and the Schedules delivered in conjunction therewith to be incorrect in any material respect.

     3.2. Confidentiality. Information obtained by Purchaser pursuant to Section
3.1 shall be subject to the provisions of the Term Sheet dated May 9, 1997 between the Company and Purchaser.

     3.3. Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by Purchaser, during the period commencing on the date hereof and ending on the Closing Date:

          (a) The Company and each of its subsidiaries will conduct their respective operations only in the ordinary course of business consistent with past practice (subject, in any event, to the provisions of paragraph (b) below) and will preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers, clients and others having business relationships with them;

          (b) Neither the Company nor any of its subsidiaries shall (i) make any change in or amendment to its charter documents or by-laws; (ii) grant, issue or sell any shares of its capital stock or any other securities, or grant, issue or sell any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure; (iii) declare, pay or make any dividend or other distribution or payment with respect to, or split, redeem or reclassify, any shares of its capital stock; (iv) enter into any contract or commitment except contracts in the ordinary course of business consistent with past practices, including, without limitation, for any acquisition of a material amount of assets or securities; (v) dispose of any assets except for inventory sold or cash applied in the ordinary course of business consistent with past practices; (vi) terminate operations at any site where operations are currently being conducted or commence operations at any site where operations are not currently being conducted; (vii) enter into, terminate, assign or sublease any lease of real property; (viii) amend any employee or non-employee benefit plan or program, employment agreement, license agreement, franchise agreement or retirement agreement, or pay any bonus or contingent compensation, or contribute to any pension or profit-sharing plan, or grant any severance or termination pay except in each case in the ordinary course of business consistent with past practices; (ix) incur any indebtedness for borrowed money (other than advances made in the ordinary course of business under the

Company's existing revolving line of credit), subject or allow their properties or assets to be subjected to any mortgages, pledges, security interests, encumbrances, liens and charges of any kind (other than such as are covered by clauses (1), (2) or (3) of Section 2.1(i) hereof), incur any liability on any guaranties, or make any investments in or loans, advances or extensions of credit to any person or entity; (x) agree to the settlement of any litigation; or (xi) agree, in writing or otherwise, to take any of the foregoing actions.

          (c) The Company shall not, and shall not permit any of its subsidiaries to, (i) take any action, engage in any transactions or enter into any agreement which would cause any of the representations or warranties set forth in Section 2.1 hereof to be untrue in any material respect as of the Closing Date, or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

     3.4. Best Efforts. Subject to the terms and conditions herein provided, each of the Company and Purchaser shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Reorganization and to rectify any event or circumstance which could impede consummation of the transactions contemplated by this Agreement; provided, however, that no loan agreement or contract for borrowed money shall be repaid, in whole or in part, and no contract shall be required to be amended or modified or otherwise require the payment of money or to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Purchaser.

     3.5. No Solicitation of Other Offers. The Company and the Shareholders agree that neither they nor the Company's subsidiaries, nor any of their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, shall, directly or indirectly, take any action to encourage, solicit, initiate or participate in any way in discussions or negotiations with, or furnish any information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, any person or entity (other than Purchaser, its officers, directors, representatives, agents, affiliates or associates) in connection with any possible or proposed merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or division of the Company. The Company and the Shareholders will promptly communicate to Purchaser the terms of any proposal or inquiry that they (or any of them) may receive, and the identity of the person(s) making the proposal or inquiry, in respect of any such transaction, or of any such information requested from any of them or of any such negotiations or discussions being sought to be initiated with any of them. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.

     3.6. Notice of Default.

          (a) The Company promptly will give notice to Purchaser of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by the Shareholders contained herein or a failure by the Company to comply with any covenant, condition or agreement contained herein.

          (b) The Company and the Shareholders will (i) use their best efforts to take all action necessary to render accurate as of the Closing Date the representations and warranties of the Shareholders contained herein,
(ii) refrain from taking any action that would render any such representation or warranty inaccurate as of such time and (iii) use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it prior to the Closing Date as contemplated by this Agreement.

          (c) Purchaser promptly will give notice to the Company of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Purchaser contained herein or a failure by Purchaser to comply with any covenant, condition or agreement contained herein.

          (d) Purchaser will (i) use its best efforts to take all action necessary to render accurate as of the Closing Date the representations and warranties of Purchaser contained herein, (ii) refrain from taking any action that would render any such representation or warranty inaccurate as of such time and (iii) use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it prior to the Closing Date as contemplated by this Agreement.

     3.7. Agreement to Execute Certain Documents. Each of the Shareholders agrees to execute and deliver, at the Closing Date, the documents specified in Sections 4.2(f), 4.2(g) and 4.2(j) to which he is to be a party.

     3.8. Disposition of Company. The Shareholders and officers of the Company shall ensure that the Company is fully and finally dissolved withing one (1) year of the date of this Agreement.

     3.9. Cooperation on Tax Matters.

          (a) After the Closing Date, the Shareholders shall cooperate with the Purchaser, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, statement, report or form (including any report required pursuant to Section 6042 of the Code and all Treasury Regulations promulgated thereunder), any audit, and litigation or other proceeding with respect to Taxes. Such cooperation shall include the retentions and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

          (b) The Shareholders agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Purchaser or Surviving Corporation (with respect, but not limited, to transactions contemplated hereby).

                                    ARTICLE 4

                     CONDITIONS PRECEDENT TO REORGANIZATION

     4.1. Conditions Precedent to Obligations of Purchaser and the Company. The respective obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Reorganization are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

          (a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Reorganization and the transactions contemplated by this Agreement and which is in effect at the Closing Date; and

          (b) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Reorganization.

     4.2. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the Reorganization are also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions unless waived by Purchaser:

          (a) Accuracy of Representations and Warranties. All representations and warranties of the Shareholders contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date.

          (b) The Company's Performance. The Company and the Shareholders shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to the Closing Date.

          (c) Legal Actions. There shall not have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or enforced by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, that would (i) require the divestiture by Purchaser or the Company or any of their subsidiaries or affiliates of all or any material portion of the business, assets or property of any of them or impose any material limitation on the ability of any of them to conduct their business and own such assets and properties or (ii) impose any limitations on the ability of Purchaser or any of its subsidiaries effectively to control in any material respect the business or operations of the Company or any of the Company's subsidiaries.

          (d) No Material Changes. No change shall have occurred or been threatened (and no condition, event or development shall have occurred or been threatened involving a prospective change) in the Condition of the Company and its subsidiaries taken as a whole which is or may be materially adverse to such Condition.

          (e)  Third  Party   Consents.   The  written   consent,   approval  or
authorization of each person whose consent, approval or authorization is necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement shall have been obtained.

          (f) Execution of Escrow Agreement. The Shareholders shall have executed and delivered the Escrow Agreement referenced in Section 1.8.

          (g)  Execution of  Employment  Agreements.  The persons  identified in
Schedule 4.2(g) attached hereto shall have executed and delivered employment agreements in form and substance acceptable to Purchaser.

          (h) Execution of Registration Agreement. The Shareholders shall have executed and delivered the Registration Agreement (Schedule 2.1(b) attached hereto).

          (i) Execution of Bill of Sale. The Company shall have executed and delivered the Bill of Sale referenced in Section 1.3.

          (j) Contract Consents. The Company will obtain consents, on terms and conditions reasonably satisfactory to the Purchaser, from the contracting parties to the leases, licenses and contracts that constitute the Assumed Liabilities.

          (k)  Discharge  of  Contract  Obligations.   The  Company  shall  have
discharged any and all obligations owing as of the Closing Date under any of the Assumed Liabilities.

     4.3. Conditions Precedent to Obligation of the Company and Shareholders. The obligation of the Company and Shareholders to effect the Reorganization is also subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions unless waived by the Company:

          (a) Accuracy of Representations and Warranties. All representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date.

          (b) Purchaser's Performance. Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing Date.

          (c) No Material Changes. No change shall have occurred or been threatened (and no condition, event or development shall have occurred or been threatened involving a prospective change) in the Condition of Purchaser which is or may be materially adverse to such Condition.

          (d) Execution of Registration Agreement. Purchaser shall have executed and delivered the Registration Agreement.

                                    ARTICLE 5

                       SURVIVAL; INDEMNIFICATION; EXPENSES

     5.1. Indemnification by Shareholders.

          (a) The Shareholders shall defend, indemnify and hold harmless Purchaser and its affiliates, officers, directors, employees and controlling persons (the "Purchaser Indemnitees") from any liability, damage, deficiency, loss,  taxes,  interest  (including  interest  on claims),  penalty,  judgments, assessments, cost or expense, including attorneys fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation, where applicable measured net of any corresponding insurance recovery (being hereafter collectively referred to in this Article 5 as "Costs"), arising from or attributable to:

               (i) Any error, misstatement, omission or inaccuracy in any representation or warranty made by the Shareholders or the breach of any representation or warranty made by the Shareholders in the Disclosure Memorandum or in any Schedule, Exhibit, certificate, agreement, instrument or other document entered into or delivered pursuant hereto.

               (ii) Any failure of the Company or the Shareholders duly to perform or observe any term, provision, instrument, covenant or agreement to be performed or observed by the Company or the Shareholders pursuant to this Agreement, the Disclosure Memorandum or any Schedule, Exhibit, certificate, agreement, instrument or other document entered into or delivered pursuant hereto.

          (b) The indemnification required by Section 5.1 hereof shall be provided by the Shareholders on a joint and several basis and shall, in the first instance, be governed by Section 1.8 and satisfied in the manner provided in the Escrow Agreement, and the Purchaser Indemnitees shall first proceed against the amounts held in escrow up to the full amount thereof, and may thereafter proceed against any or all of the Shareholders for any Costs in excess of amounts held in escrow under the Escrow Agreement. Any notice provided by Purchaser under the Escrow Agreement shall constitute notice hereunder and any notice provided by Purchaser hereunder shall constitute notice under the Escrow Agreement.

     5.2. Indemnification by Company and Shareholders. The Company and the Shareholders shall defend, indemnify and hold harmless the Purchaser Indemnitees from any Costs arising from or attributable to: (i) any liability of the Company other than the Assumed Liabilities; and (ii) the conduct or operations of the Company on or after the Closing Date.

     5.3. Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless the Company, its current officers, directors, employees and controlling persons and the Shareholders (the "Company Indemnitees") from Costs arising from or attributable to (i) any error, misstatement, omission or inaccuracy in any representation or warranty made by Purchaser or the breach of any representation, warranty, agreement or covenant made by Purchaser herein or in any certificate, agreement, instrument, or other document entered into or delivered pursuant hereto and (ii) all claims for severance pay or other compensation made by any person employed by the Purchaser on or after the Closing Date arising from any action taken by Purchaser subsequent to the Closing Date except to the extent that the existence of such claim constitutes a breach of a representation or warranty of the Shareholders contained herein.

     5.4. Conduct of Litigation.

          (a) An indemnified party hereunder shall promptly give notice to the indemnifying party after obtaining knowledge of any claim or other item against the indemnified party as to which recovery may be sought against the indemnifying party because of the covenants of indemnity set forth above. If such indemnity shall arise from the claim of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting from such claim. If the indemnifying party assumes the defense of the claim, matter or litigation at issue, each indemnified party shall have the right to employ separate counsel in such claim, matter or litigation and to participate in the defense or conduct thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party unless (i) the indemnifying party shall have failed, within a reasonable time after having been notified by the indemnified party of the existence of such claim, matter or litigation as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the indemnifying party,
(iii) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party and such indemnified party shall have been advised in writing by such counsel that there may be conflicting interests between the indemnifying party and the indemnified party in the legal defense thereof and, in such event, legal counsel selected by the indemnifying party shall be required to cooperate fully with legal counsel selected by the indemnified party relating to such defense, or (iv) equitable relief is being sought against any of the indemnified parties. If the indemnifying party assumes the defense of the particular claim or litigation, neither the indemnifying party or the indemnified party shall, in the defense of such claim or litigation, counsel to entry of any judgment or enter into any settlement, except with the written consent of the other party, which consent shall not be unreasonably withheld. In addition, the indemnifying party shall not enter into any settlement of any litigated claim (except with the written consent of the indemnified party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a full release from all liability in respect of such claim or litigation. Failure by the indemnifying party to notify the indemnified party of its election to defend any such claim or litigation by a third party within fifteen (15) days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or litigation. If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate without prejudicing its rights against the indemnifying party provided for herein. Nothing contained herein shall be construed to give any insurance carrier a right of subrogation for claims paid except as such right would otherwise exist in the absence of this Article 5. Further, for purposes of this Section, notification from the Internal Revenue Service of an intended audit of the Company's tax returns for any period prior to Closing Date shall be considered notice of a claim as to which Purchaser shall promptly notify the Shareholders' Representative referenced in Section 7.12, acting on behalf of the Shareholders. The Shareholders shall pay for and have complete control of and discretion in defending and/or settling the audit, and all liabilities incurred by way of defense and settlement of the audit and claims arising thereunder shall be paid by the Shareholders.

          (b) In the event of any action or proceeding to enforce any term or provision of this Agreement, or for the breach thereof, or to declare the rights of the parties with respect thereto, the prevailing party shall be entitled to receive, in addition to any other relief awarded to any party therein, all costs and expenses (including reasonable attorneys' fees) incurred by such prevailing party in such action or proceeding, as well as in any rehearing or appeal thereof, as well as in the collection or enforcement of any judgment or award therein. The prevailing party shall be determined by the tribunal in such action or proceeding and, if not so determined, shall be determined by the then presiding judge of the Superior Court, County of Fairfax, State of Virginia.

     5.5. Limitations.

          (a) Neither the Purchaser Indemnitees nor the Company Indemnitees shall be entitled to recover any Costs under this Agreement until the aggregate amount of the Costs suffered by the Purchaser Indemnitees or the Company Indemnitees (as the case may be) shall exceed $25,000 (the "Minimum Loss"). Once the Minimum Loss has been exceeded in respect of a party, the party who suffered Costs in excess of the Minimum Loss shall be entitled to recover all Costs starting from the first dollar up to a maximum of $70,000 for Costs incurred under Sections 5.1 or 5.3 of this

Agreement and from the first dollar without a maximum limit for Costs incurred under Section 5.2 of this Agreement. After a party has Costs which exceed the Minimum Loss, it shall be entitled to recover any future Costs which it may thereafter suffer without regard to the Minimum Loss limitation.

     5.6. Survival of Representations and Warranties.

          (a) All representations and warranties herein or in any Schedule, the Disclosure Memorandum, any Exhibit, certificate, agreement, instrument or other document entered into or delivered pursuant hereto shall be deemed to have been relied upon by the other party, and except as provided in paragraph (b) below, shall survive the execution and delivery of this Agreement and the Reorganization and payment therefor until the first (1st) anniversary of the Closing Date (the "Cut-Off Date"). Except as provided in paragraph (b) below, no claim of misrepresentation or breach of any representation or warranty may be made by any party hereunder unless notice of such claim is given to the party claimed against on or before the Cut-Off Date. In addition, no claim for a breach of an agreement, covenant or undertaking contained herein may be made by any party hereunder unless notice of such claim is given to the party claimed against before the Cut-Off Date; provided that the foregoing limitation shall be inapplicable to any obligations arising under the Registration Rights Amendment. There shall be no time limitation for a claim arising under Section 5.2 of this Agreement.

          (b) The representations and warranties made in Sections 2.1(o) (Employee Benefit Plans) and 2.1(r) (Taxes) shall survive the execution and delivery of this Agreement and the Reorganization and payment therefor until ten
(10) days following the expiration of the time period which is prescribed by the applicable federal, state or local statute of limitations with respect to which a third party may make a claim relating to such matters. For purposes of the preceding sentence, the duration of an applicable statute of limitation shall be unaffected by any extension or other agreement entered into or consented to in writing by Purchaser affecting such duration.

          (c) The limitations in paragraphs (a) and (b) above shall be construed to apply solely to claims for indemnification under this Article 5 that arise out of an inaccurate representation or warranty and only to the extent such claims arise out of an inaccurate representation or warranty.

          (d) A Company Indemnitee may only take action under this Article 5 to pursue an indemnification claim if such action has first been approved by a majority in interest of the Shareholders (such interest to be computed on the basis of the respective ownership interest of the Shareholders in the Common Stock immediately prior to the Closing Date).

                                    ARTICLE 6

                           TERMINATION AND ABANDONMENT

     6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a) at any time prior to the Closing Date, by mutual consent of the Company, on the one hand, and of Purchaser, on the other hand;

          (b) by either Purchaser or the Company of the Closing Date shall not have occurred by June 30, 1997, unless extended by mutual agreement of Purchaser and the Company;

          (c) by Purchaser, if there has been a breach of a representation or warranty in this Agreement (including the Schedules and Exhibits) or any certificate, instrument or other document delivered pursuant hereto by the Company or the Shareholders in any material respect, or a breach by the Company or the Shareholders of any covenant of the Company or the Shareholders set forth herein in any material respect, or a failure of any condition to which the obligations of Purchaser hereunder are subject;

          (d) by the Company, if there has been a breach of a representation or warranty in this Agreement (including the Schedules and Exhibits) or any certificate, instrument or other document delivered pursuant hereto by Purchaser in any material respect, or a breach by Purchaser of any covenant of Purchaser set forth herein in any material respect, or a failure of any condition to which the obligations of the Company hereunder are subject;

          (e) by Purchaser, on the one hand, or the Company, on the other hand, if any court of competent jurisdiction in the United States, or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Reorganization and such order, decree, ruling or other action shall have become final and unappealable.

     6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1 hereof by Purchaser, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect (other than Section 3.2 hereof, which shall survive termination), and there shall be no liability hereunder on the part of the Purchaser, the Company or the Shareholders, provided that if Purchaser terminates this Agreement pursuant to Section 6.1(c) or if the Company terminates this Agreement pursuant to Section 6.1(d) (ii), then the terminating party shall have the right to pursue all of its legal remedies for breach of contract. Termination of this Agreement shall have no effect on the obligations of the parties arising under
Section 3.2 hereof.

     6.3. Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company or Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or (iii) waive compliance with any of the agreements or conditions contained herein. Any such action taken by the Company prior to the Closing Date shall be binding on the Shareholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party for whose benefit such representation and warranty, agreement or condition was made or established.


                                    ARTICLE 7

                                  MISCELLANEOUS

     7.1. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall, if incurred by Purchaser, be paid by Purchaser and shall, if incurred by the Company, be paid by the Company.

     7.2. Public Announcements. Neither the Company nor the Shareholders shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Purchaser. Any such press release or other public statement or disclosure shall be made only by and in the sole discretion of Purchaser.

     7.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

          (a) if to the Company or the Shareholders, to them at:

              Technology Solutions, Inc.
              14000 Willard Road, Suite #2
              Chantilly, VA 20151-2929
              Attention:  Mr. Tony Cristofano
              Telecopier: (703) 802-2878
              Telephone: (703) 802-2876

          (b) if to Purchaser, to it at:

              Mitek Systems, Inc.
              10070 Carroll Canyon Road
              San Diego, CA 92131
              Attention:  Mr. John F. Kessler, CEO
              Telecopier:  (619) 635-5922
              Telephone:  (619) 635-5900

              with a copy to:

              Luce, Forward, Hamilton & Scripps LLP
              600 West Broadway, Suite 2600
              San Diego, CA 92101
              Attention:  Robert G. Copeland, Esq.
              Telecopier:  (619) 645-5332
              Telephone:  (619) 699-2597

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon request thereof.

     7.4. Entire Agreement. This Agreement and the Schedules, Exhibits and other documents referred to herein or delivered pursuant hereto collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements and understandings, oral and written, with respect thereto.


     7.5. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto or their respective successors and permitted assigns and other than Purchaser Indemnitees and Company Indemnitees (to the extent provided in Article 5), any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7.6. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Closing Date by action taken by the respective Boards of Directors of Purchaser and the Company or by the respective officers authorized by such Boards of Directors, and any such action taken by the Company before the Closing Date shall be binding on all of the Shareholders. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects after the Closing Date by the Board of Directors of Purchaser or officers of Purchaser authorized by Purchaser's Board of Directors, on the one hand, and by a majority in interest of the Shareholders (such interest to be computed on the basis of the respective ownership interests of the Shareholders in the Common Stock immediately prior to the Closing Date), on the other hand.

     7.7.  Further Actions.  Each of the parties hereto agrees that,  subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     7.8. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     7.9. Counterparts; Exchange of Signature Pages by Telecopier. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be an original, and all of which together shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by exchange of signature pages transmitted via telecopier with the same force and effect as if original signatures on such pages were exchanged.

     7.10. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     7.11. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, each of Purchaser, the Company and the Shareholders have executed this Agreement as of the date first above written.

                                        MITEK SYSTEMS, INC.


                                        By:/s/ John Thornton
                                        Name: John Thornton
                                        Title:  Chairman of the Board


                                        TECHNOLOGY SOLUTIONS, INC.


                                        By:/s/ Tony Cristofano
                                        Name: Tony Cristofano
                                        Title: Vice President


                                        SHAREHOLDERS

                                        /s/ Tony Cristofano
                                        Tony Cristofano


                                        /s/ Liz Cristofano
                                        Liz Cristofano


                                        /s/ Laura Chahal
                                        Laura Chahal


                                        /s/ Steve Chahal
                                        Steve Chahal

                                TABLE OF CONTENTS


ARTICLE 1 THE REORGANIZATION AND RELATED MATTERS..............................1
        1.1.   Definitions....................................................1
        1.2.   Basic Transaction..............................................3
               (a)     Purchase and Sale of Assets............................3
               (b)     Assumption of Liabilities..............................3
               (c)     Purchase Price ........................................3
               (d)     The Closing............................................3
        1.3.   Transfer of Title to the Acquired Assets.......................3
        1.4.   Employees......................................................3
        1.5.   Escrow Deposit.................................................4
        1.6.   Further Assurances.  ..........................................4
        1.7.   Collection of Acquired Assets..................................4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES......................................4
        2.1.   Representations and Warranties of the Company and the
               Shareholders...................................................4
               (a)     Due Organization, Good Standing and Corporate Power....5
               (b)     Authorization and Validity of Agreement................5
               (c)     Capitalization.........................................5
               (d)     Consents and Approvals; No Violations .................6
               (e)     Company Financial Statements...........................7
               (f)     Absence of Undisclosed Liabilities.....................7
               (g)     Accounts Receivable ...................................8
               (h)     Inventories............................................8
               (i)     All Assets of Business; Condition of Acquired Assets...8
               (j)     Title to Properties; Encumbrances......................8
               (k)     Absence of Certain Changes and Events..................9
               (l)     Minute Books ..........................................9
               (m)     Compliance with Laws...................................9
               (n)     Material Contracts.....................................11
               (o)     Litigation.............................................12
               (p)     Employment Relations and Agreements....................12
               (q)     Relations with Certain Vendors.........................12
               (r)     Taxes..................................................12
               (s)     Intellectual Properties................................15
               (t)     Insurance..............................................16
               (u)     Transactions with Management...........................16
               (v)     Broker's or Finder's Fee...............................16
               (w)     Statements and Other Documents Not Misleading..........16
        2.2.   Representations and Warranties of Shareholders.................16
        2.3.   Representations and Warranties of Purchaser.  .................17

               (a)     Due Organization; Good Standing and Corporate Power....18
               (b)     Authorization and Validity of Agreement................18
               (c)     Capitalization of Purchaser............................18
               (d)     Validity of Shares to be Issued........................18
               (e)     Consents and Approvals.................................19
               (f)     Reports and Financial Statements.......................19
               (g)     Absence of Certain Changes and Events..................20
               (h)     Litigation.............................................20
               (i)     Form S-3 Eligibility...................................20
               (j)     Broker's or Finder's Fee...............................20
               (k)     Statements and Other Documents Not Misleading..........20

ARTICLE 3 COVENANTS...........................................................21
        3.1.   Access to Information; Notice of Changes.......................21
        3.2.   Confidentiality................................................21
        3.3.   Conduct of the Business of the Company Pending the
               Closing Date...................................................21
        3.4.   Best Efforts...................................................23
        3.5.   No Solicitation of Other Offers................................23
        3.6.   Notice of Default..............................................23
        3.7.   Agreement to Execute Certain Documents.........................24
        3.8.   Disposition of Company.........................................24
        3.9.   Cooperation on Tax Matters.....................................24

ARTICLE 4 CONDITIONS PRECEDENT TO REORGANIZATION..............................25
        4.1.   Conditions Precedent to Obligations of Purchaser and the
               Company..........................,.............................25
               (a)     Injunction.............................................25
               (b)     Statutes ..............................................25
        4.2.   Conditions Precedent to Obligations of Purchaser...............25
               (a)     Accuracy of Representations and Warranties.............25
               (b)     The Company's Performance..............................25
               (c)     Legal Actions..........................................25
               (d)     No Material Changes....................................26
               (e)     Third Party Consents...................................26
               (f)     Execution of Escrow Agreement..........................26
               (g)     Execution of Employment Agreements.....................26
               (h)     Execution of Registration Agreement....................26
               (i)     Execution of Bill of Sale..............................26
               (j)     Contract Consents......................................26
               (k)     Discharge of Contract Obligations......................26
        4.3.   Conditions Precedent to Obligation of the Company and
               Shareholders...................................................26
               (a)     Accuracy of Representations and Warranties.............26
               (b)     Purchaser's Performance................................26

               (c)     No Material Changes....................................27
               (d)     Execution of Registration Agreement....................27

ARTICLE 5 SURVIVAL; INDEMNIFICATION; EXPENSES.................................27
        5.1.   Indemnification by Shareholders................................27
        5.2.   Indemnification by Company and Shareholders....................28
        5.3.   Indemnification by Purchaser...................................28
        5.4.   Conduct of Litigation..........................................28
        5.5.   Limitations....................................................29
        5.6.   Survival of Representations and Warranties.....................30

ARTICLE 6 TERMINATION AND ABANDONMENT.........................................31
        6.1.   Termination....................................................31
        6.2.   Effect of Termination .........................................31
        6.3.   Extension; Waiver..............................................32

ARTICLE 7 MISCELLANEOUS.......................................................32
        7.1.   Fees and Expenses..............................................32
        7.2.   Public Announcements...........................................32
        7.3.   Notices........................................................32
        7.4.   Entire Agreement...............................................33
        7.5.   Binding Effect; Benefit; Assignment............................33
        7.6.   Amendment and Modification.....................................33
        7.7.   Further Actions ...............................................34
        7.8.   Headings.......................................................34
        7.9.   Counterparts; Exchange of Signature Pages by Telecopier........34
        7.10. Applicable Law .................................................34
        7.11. Severability....................................................34


EXHIBITS
         Exhibit A - Disclosure Memorandum

SCHEDULES
         Schedule 1.2(c) - Allocation of Aggregate Merger Consideration
         Schedule 1.5 - Pledge and Escrow Agreement
         Schedule 2.1(b) - Registration Agreement
         Schedule 2.1(c)(i) - Company Options Outstanding
         Schedule 2.2(i) - Shareholder Information
         Schedule 2.3(f) - Commission Filings

                                    EXHIBIT A


                              Disclosure Memorandum

                                 Schedule 1.2(c)


                  Allocation of Aggregate Merger Consideration

                                  Schedule 1.5


                           Pledge and Escrow Agreement

                                 Schedule 2.1(b)


                             Registration Agreement

                               Schedule 2.1(c)(i)


                           Company Options Outstanding

                                 Schedule 2.2(i)


                             Shareholder Information




Name                   Shareholder Information             State of Residence
Liz Cristofano                 10,200                            Virginia
Laura Chahal                    9,800                            Virginia

                                 Schedule 2.3(f)


                               Commission Filings



Form 10k for year ended September 30, 1996
Final Prospectus dated November 22, 1996
Forms 10Q for periods ended December 31, 1996 and March 31, 1997
Proxy Statement dated January 9, 1997, and Annual Report dated January 9, 1997